EXECUTION COPY

            STOCK OPTION AND VOTING AGREEMENT dated March 9, 1997, among the several stockholders of GREENWICH AIR SERVICES, INC., a Delaware corporation (the "Company"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders"), and GENERAL ELECTRIC COMPANY, a New York corporation ("Parent").

            WHEREAS, Parent and GB Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms being used herein as defined therein unless otherwise defined herein), with the Company, which provides, among other things, that the Company will merge with and into Merger Sub (the "Merger");

            WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), and Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock," and together with the Class A Common Stock, the "Company Common Stock") set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares"); and

            WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                VOTING AGREEMENT

            SECTION 1.01. Voting Agreement. Each Stockholder, severally and not jointly, hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Article VII hereof, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder will vote (or cause to be voted) such Stockholder's Shares: (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement (whether or not theretofore terminated) or of the Stockholder contained in this Agreement; and (c) against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Merger or this Agreement, including, but not limited to, any Competing Transaction (as such term is defined in the Merger Agreement); provided, however, that the Stockholders shall not be obligated to vote in favor of the Merger pursuant to clause (a) above if the Board of Directors of the Company has previously withdrawn and not reinstated its recommendation in favor of the Merger in the manner prescribed in Section 6.05(b) of the Merger Agreement. Notwithstanding anything to the contrary contained in the proviso in the immediately preceding sentence, if Parent has delivered an Exercise Notice with respect to all of the Shares then owned by the stockholders and prior to such date the Company has established a record date for Shareholder action on a matter covered by clause (a) above, the Stockholders shall be obligated to vote in favor of the Merger pursuant to clause (a) above. Such Stockholder shall not enter into any agreement or understanding with any person or entity to vote such Stockholder's shares or give instructions in any manner inconsistent with this
Section 1.01. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

            SECTION 1.02. Irrevocable Proxy. If, and only if, any Stockholder fails to comply with the provisions of Section 1.01 (as determined by Parent in its sole discretion), such Stockholder hereby agrees that such failure shall result, without any further action by such Stockholder, in the irrevocable appointment of Parent, and each of its officers, as such Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS SHARES IN

BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, other than the irrevocable proxy and voting trust granted by Anna Mae Conese in favor of Eugene P. Conese, Sr. (the "Irrevocable Proxy"), and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and the termination of the Irrevocable Proxy and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

                                   ARTICLE II

                                   THE OPTION

            SECTION 2.01. Grant of Option. Each Stockholder, severally and not jointly, hereby grants to Parent an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all, and not less than all, such Stockholder's Shares at a price per Share equal to a number of shares (or fractions of a share) of Parent's common stock, par value $0.32 per share ("Parent Common Stock"), having a Fair Market Value equal to $31.00 (the "Purchase Price"). For purposes of this Section 2.01, "Fair Market Value" means the average of the closing prices of a share of Parent Common Stock on the New York Stock Exchange for each of the 10 trading days ending on the trading day next preceding the Closing Date (as defined below). Each Stockholder may elect to receive up to 55% of the aggregate Purchase Price for all of such Stockholder's Shares in the same manner as is provided in Section 2.03(b) of the Merger Agreement.

            SECTION 2.02. Exercise of Option. (a) The Options may be exercised by Parent, in whole but not in part as to all but not less than all Stockholders, during the period commencing on the date that the waiting period applicable to the consummation of the purchase of the Shares pursuant to the Options on the Merger has expired or been terminated and ending on the date which is the earlier of (i) upon notice given by the Stockholders or Parent after September 30, 1997 and (ii) the date of termination of the Merger Agreement pursuant to Section 8.01 thereof by the Company in connection with a Terminating Parent Breach.

            (b) If Parent wishes to exercise the Options, Parent shall send a written notice (the "Exercise Notices) to each Stockholder of its intention to exercise the Options, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall occur on the third business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such Exercise Notice is delivered and (ii) the satisfaction of the conditions set forth in Section 2.02(e).

            (c) At the Closing, each Stockholder shall deliver to Parent (or its designee) all of such Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Parent in its exercise notice delivered pursuant to Section 2.02(b), duly endorsed to Parent or accompanied by stock powers duly executed in favor of Parent, with all necessary stock transfer stamps affixed.

            (d) At the Closing, Parent shall pay the Purchase Price by delivery to each Stockholder of certificates representing the applicable number of shares of Parent Common Stock determined in accordance with Section 2.01 hereof registered in the name of such Stockholder.

            (e) The Closing shall be subject to the satisfaction of each of the following conditions:

                  (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options; and

                  (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options under the HSR Act shall have expired or been terminated.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

            Each Stockholder, severally and not jointly, hereby represents and warrants to Parent in respect of such Stockholder as follows:

            SECTION 3.01. Authority Relative to This Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholders' obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. Eugene P. Conese, Sr. and not Anna May Conese has all necessary power and authority to execute and deliver this Agreement with respect to the applicability of Article 1 of this Agreement to the Shares subject to the Irrevocable Proxy; Anna May Conese has such power and authority with respect to the grant of the Option covering such Shares.

            SECTION 3.02. No Conflict. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or (ii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected.

            (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, domestic or foreign, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, or the HSR Act.

            SECTION 3.03. Title to the Shares. As of the date hereof, such Stockholder is the record and beneficial owner of the number of shares of Class A Common Stock and/or Class B Common Stock set forth beneath such Stockholder's name on the signature page hereof. Such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder. The Shares owned by such Stockholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. Except as provided in this Agreement and the Irrevocable Proxy, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder. At the Closing, such Stockholder will deliver good and valid title to such Stockholder's Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement. Upon delivery of such Stockholder's Shares and payment of the Purchase Price therefor as contemplated herein, Parent will receive good, valid and marketable title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

            SECTION 3.04. Purchase for Investment. Such Stockholder is acquiring the Parent Common Stock for his or her own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

            SECTION 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent hereby represents and warrants to each Stockholder as follows:

            SECTION 4.01. Due Organization, Etc. Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

            SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent or any of its properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under or pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which it or any of its properties is bound or affected, except in the case of clauses (ii) and
(iii) for any such conflicts, violations, breaches, defaults or other Occurrences that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

            (b) The execution and delivery of this Agreement by

Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Parent of its obligations under this Agreement.

            SECTION 4.03. Investment Intent. The purchase of Shares from the Stockholder pursuant to this Agreement is for the account of Parent solely for the purpose of investment and not with a view to, or for offer or sale in connection with any distribution thereof within the meaning of the Securities Act.

            SECTION 4.04. Validity of Parent Stock. The shares of Parent Stock, when issued and delivered in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable.

            SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

                                    ARTICLE V

                          COVENANTS OF THE STOCKHOLDERS

            SECTION 5.01. No Disposition or Encumbrance of Shares. Each Stockholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing his or her obligations or, (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

            SECTION 5.02. No Solicitation of Transactions. Each Stockholder, severally and not jointly, agrees that between the date of this Agreement and the date of termination of the Merger

Agreement, such Stockholder will not (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any person relating to any Competing Transaction, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek a Competing Transaction. Each Stockholder immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing. Each Stockholder shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

            SECTION 5.03. Regulatory and Other Authorizations; Notices and Consents. Each Stockholder, severally and not jointly, agrees to use his or her best efforts to obtain (or cause the Company and its subsidiaries to obtain) all authorizations, consents, orders and approvals of all governmental authorities and officials that may be or become necessary for the execution and delivery of, and the performance of his or her obligations pursuant to, this Agreement and will cooperate fully with Parent in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five business days of the date hereof and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

            SECTION 5.04. Conflicts. No provision of this Agreement shall prevent or interfere with any Stockholder's performance of his or her obligations, if any, as an officer or director of the Company, including, without limitation, the fulfillment of his or her fiduciary duties under Delaware law.

                                   ARTICLE VI

                               COVENANTS OF PARENT

            SECTION 6.01. Subsequent Proposals. Parent covenants and agrees that if (i) the Company terminates the Merger Agreement in accordance with Section 8.01(g) thereof, (ii) Parent exercises the Option and (iii) the Company, notwithstanding the termination of the Merger Agreement, has not taken any action or omitted to take any action which could reasonably be expected to materially and adversely effect the value of the Company when owned by Parent, then Parent will, within 120 days following the consummation of Parent's purchase of shares of Common Stock under the Option, either (a) propose to the Board of Directors of the Company a merger in which all shareholders of the Company receive consideration of not less than $31.00 per share of Company Common Stock in the form of Shares of Parent Stock or (b) make an offer to the Company's stockholders to acquire all shares of Company Common Stock not owned by Parent and its subsidiaries for a price of not less than $31.00 per share in the form of shares of Parent Stock; in either such case with the opportunity to receive cash in the manner contemplated by Section 2.03 of the Merger Agreement. Parent's obligation to make such proposal or offer shall be subject to there not being any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making such proposal or offer illegal or otherwise prohibiting consummation of such proposal or offers. Parent's obligation to consummate any such proposal or offer shall be subject to the satisfaction of the conditions set forth in
Section 7.01(c), (d) and (e) and 7.02(b) and (c) of the Merger Agreement.

            SECTION 6.02. Registration of Parent Shares. To the extent that the Stockholders are unable to sell the Shares of Parent Stock received in connection with the purchase and sale of the Shares hereunder or pursuant to the Merger, pursuant to Rule 144 or Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act, Parent, upon the written request of the Stockholders, shall use its reasonable best efforts to cause the Shares designated in such notice to be registered under the Securities Act in order to permit the proposed sale of such Shares. Notwithstanding anything to the contrary in the immediately preceding sentence,
(i) Parent shall not be obligated to register any Shares designated in a notice from the Stockholders if such Shares are not reasonably anticipated to have an aggregate price to the public in excess of $15 million and (ii) the Stockholders shall be entitled to submit no more than three notices to Parent in the three year period following the Closing. In connection with any such registration, Parent and Stockholders shall enter into an agreement on terms and conditions customarily contained in registration rights agreements relating to circumstances similar to those set forth herein.

                                   ARTICLE VII

                                   TERMINATION

            SECTION 7.01. Termination. The Options (including any Option as to which an Exercise Notice has been delivered but for which the Closing has not occurred) shall terminate in accordance with the provisions of Section 2.02(a). The remaining provisions of this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (a) the effective time of the Merger, (b) the termination of the Merger Agreement pursuant to Section 8.01 (b)(iii) thereof, (c) the date of termination of the Merger Agreement pursuant to Section 8.01(d) thereof by the Company in connection with a Terminating Parent Breach and (d) the date of termination of the Merger Agreement pursuant to Section 8.01(b)(i) or (ii) thereof. Nothing in this Section 7.01 shall relieve any party of liability for any breach of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            SECTION 8.01. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            SECTION 8.02. Further Assurances. Each Stockholder and Parent will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

            SECTION 8.03. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            SECTION 8.04. Entire Agreement. This Agreement constitutes the entire agreement between Parent and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent and the Stockholders with respect to the subject matter hereof.

            SECTION 8.05. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

            SECTION 8.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court.

            SECTION 8.07. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

            SECTION 8.08. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.08):

            (a)   if to any Stockholder, Addressed to such Stockholder:

                  c/o Greenwich Air Services, Inc.
                  4590 N.W. 36th Street
                  Miami, Florida 33152
                  Telecopy: (305) 526-7005
                  Attention: Chief Executive Of fleer

                  with a copy to:

                  Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.

                  153 East 53rd Street
                  New York, New York 10022
                  Telecopy: (212) 223-7161
                  Attention: Steven A. Weiss, Esq.

            (b)   if to Parent:

                  General Electric Company
                  3135 Easton Turnpike
                  Fairfield, Connecticut 06431
                  Telecopy: (203) 373-3008
                  Attention:  Vice President and
                                    Senior Counsel - Transactions

                  with copies to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York 10022
                  Telecopy: (212) 848-7179
                  Attention: Stephen R. yolk, Esq. and
                  John A. Marzulli, Jr., Esq.

                  and

                  General Electric Company
                  One Neumann Way
                  Mail Drop J104
                  Evendale, Ohio 45215-6301
                  Telecopy: (513) 243-5096
                  Attention: Vice President and General Counsel

            SECTION 8.09. Public Announcements. Except as may be required by applicable law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

            SECTION 8.10. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 8.11. Assignment. This Agreement may not be assigned by operation of law or otherwise without, in the case of an assignment by Parent, the written consent of each Stockholder (which consent may be granted or withheld in the sole discretion of any Stockholder, and in the case of an assignment by any Stockholder, the written consent of Parent (which consent may be granted or withheld in the sole discretion of Parent), except that the Parent may assign this Agreement to an affiliate of the Parent without the consent of any Stockholder, provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 8.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                     /s/ Eugene P. Conese
                                    ---------------------------------------
                                    Name: Eugene P. Conese
                                    Shares of Class A
                                      Common Stock: 3,205,332
                                    Shares of Class B
                                      Common Stock: 2,588,238

                                     /s/ Eugene P. Conese, Jr.
                                    ---------------------------------------
                                    Name: Eugene P. Conese, Jr.
                                    Shares of Class A
                                      Common Stock: 178,594
                                    Shares of Class B
                                      Common Stock: 178,594

                                     /s/ Anna May Conese
                                    ---------------------------------------
                                    Name: Anna May Conese
                                    Shares of Class A
                                      Common Stock: 262,696
                                    Shares of Class B
                                      Common Stock: 262,696

                                     /s/ Eugene P. Conese
                                    ---------------------------------------
                                    Name: Eugene P. Conese, as voting
                                             trustee
                                    Shares of Class A
                                      Common Stock: 262,696
                                    Shares of Class B
                                      Common Stock: 262,696

                                    GENERAL ELECTRIC COMPANY


                                    By  /s/ William J. Vareschi
                                       ---------------------------------------
                                          Name: William J. Vareschi
                                          Title: Vice President